AMERICAN ANNUITY GROUP, INC.

                     EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT


          The following is a list of subsidiaries of AAG at December 31, 1995. All corporations are subsidiaries of AAG and, if indented, subsidiaries of the company under which they are listed.

          Name of Company
          Great American Life Insurance Company               Ohio         100%
             Loyal American Life Insurance Company            Alabama      100
             Prairie National Life Insurance Company          South Dakota 100
                Prairie States Life Insurance Company         South Dakota 100
             Annuity Investors Life Insurance Company         Ohio         100

          The   names  of  certain   subsidiaries  are  omitted,   as  such
          subsidiaries in the aggregate would not constitute a significant subsidiary.

          See Part I, Item 1 of this Report for a description of certain companies in which AAG owns a significant portion and accounts for under the equity method.




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